MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Clean Energy Inc.

I consent to the use in the Registration Statement on Form SB-2 of my report dated March 8, 2007 (except as to the third paragraph of Note 11, which is as of July 10, 2007, and Note 12, which is as of January 22, 2008) included therein relating to the consolidated financial statements of China Clean Energy Inc. and subsidiaries for the year ended December 31, 2006. I also consent to the reference to the firm under the heading "Experts" in this Registration Statement.

Michael T Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
February 6, 2008